                                                                   Exhibit 11.1

                          MILLER EXPLORATION COMPANY
                   COMPUTATION OF EARNINGS PER COMMON SHARE


                                                      Year Ended December 31,
                                                      ----------------------
                                                         2001         2000
                                                       --------      -------
                                                       (In thousands, except
                                                          per share data)
    BASIC EARNINGS (LOSS) PER SHARE
    Net loss......................................... $(16,392)     $  (977)
    Shares...........................................
      Weighted average shares outstanding............   19,442        1,361
                                                       --------      -------
    Basic earnings (loss) per share.................. $  (0.84)     $ (0.07)
                                                       ========      =======
    DILUTED EARNINGS (LOSS) PER SHARE
    Net Loss......................................... $(16,392)     $  (977)
    Shares...........................................
      Weighted average shares outstanding............   19,442       13,361
                                                       --------      -------
    Diluted earnings (loss) per share................ $  (0.84)     $ (0.07)
                                                       ========      =======